Exhibit 99.1

Pyxus International, Inc.	Tel:	(919) 379-4300
6001 Hospitality Court	Fax:	(919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports Solid Second Quarter Fiscal 2026 Results

— Achieves year-over-year gross margin expansion and $13.7 million increase in operating income —
— Updates full-year sales and adjusted EBITDA guidance —

Morrisville, N.C. – November 12, 2025 – Pyxus International, Inc. (OTCID: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its second quarter ended September 30, 2025.

Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, "Our solid second quarter results underscore our consistent first-half execution and positions the business for a strong second half of fiscal 2026. This performance, combined with improved near-term visibility, supports our decision to increase our full-year sales guidance and tighten our full-year adjusted EBITDA guidance range, targeted to deliver continued year-over-year growth.

"During the quarter, we delivered healthy sales, strong gross profit per kilo and improved gross margin versus last year. We continued the acceleration of crop purchasing and processing in key markets, leveraging our global scale, footprint and customer base to maximize the value of larger crop volumes, particularly in Africa. This acceleration supported a larger inventory position consistent with increased crop sizes and balanced demand, firmly positioning the business to fulfill customer orders throughout the second half of the year. We anticipate demand to remain steady in the near-term; however, with another large crop projected next season, we are well prepared for a potential market shift to oversupply.

"As we enter the second half of the year, we are focused on finalizing the processing and shipping of our inventory, optimizing our operating cycle and accelerating the repayment of our seasonal financing, further strengthening our balance sheet and improving our leverage profile. Supported by our experienced teams, robust global infrastructure and disciplined execution, we are confident in our ability to achieve our updated targets as we work to drive sustainable, profitable growth well into the future."
Second Quarter and Year-to-Date Fiscal 2026 Results
Second quarter sales and other operating revenues increased to $570.2 million compared to $566.3 million for the prior year’s second quarter. This was a result of an increase in processing and other revenues driven by larger crop volumes in Africa and South America, which was partially offset by a decrease in leaf product revenues as a result of higher volumes sold at a lower average price per kilo.
Sales and other operating revenues for the first half of fiscal 2026 decreased $122.2 million, or 10.2%, when compared to $1,201.2 million for the same period last year. The decrease was due to the impact of lower carry-over sales from the prior fiscal year not being fully offset by the acceleration of shipments from the current crop.
Gross profit as a percent of sales was 15.4% in the second quarter of fiscal 2026 compared to 13.3% for the same period in the prior year. This gross margin expansion was driven by improved product mix, higher current crop returns, and increased third-party processing volumes.
Gross profit as a percent of sales was 14.2% for the first half of fiscal 2026 compared to 13.3% for the same period in the prior year. This was a result of product mix that was positively weighted by current crop sales in the recent quarter.

Selling, general and administrative expenses in the second quarter of fiscal 2026 remained well managed and increased slightly to $40.1 million compared to $38.8 million in the second quarter of fiscal 2025. On a year-to-date basis, selling, general and administrative expenses are relatively flat, with this amount increasing by $1.0 million, or 1.3%.
The Company’s operating income was $46.7 million as compared to $33.0 million in the second quarter of fiscal 2025 driven by improved margin performance. Net loss attributable to Pyxus International, Inc. in the second quarter was $0.9 million as compared to $3.2 million in the second quarter of the prior fiscal year. Adjusted EBITDA in the second quarter was $54.8 million compared to $44.3 million in the same quarter of the prior fiscal year.
Select Balance Sheet and Liquidity Information
As of September 30, 2025, the balance sheet reflected a more normalized cadence in the business compared to the short-crop conditions experienced in the prior fiscal year, particularly with respect to larger crop purchases in Africa and South America. Additionally, the Company's net debt, which increased by $153.2 million versus September 30, 2024, is consistent with the year-over-year inventory increase of $160.6 million funded by the year-over-year notes payable increase of $163.3 million.
Tobacco inventory at the end of the end of the second quarter was $1,102.8 million, compared to $943.3 million at the same time last year, which reflects larger crop availability in the market. Uncommitted inventory at September 30, 2025 was $19.5 million, or 2.7%, of the $711.0 million in total processed inventory, compared to $16.7 million, or 2.2%, of uncommitted inventory and total processed inventory of $750.6 million at September 30, 2024.
Uncommitted levels of processed tobacco remain low due to steady customer demand. While undersupply conditions have persisted in the global tobacco market in recent periods, more favorable weather conditions have resulted in larger crops harvested in the first half of fiscal 2026, particularly in Africa and South America, which is anticipated to provide a more balanced position through the remainder of the fiscal year.
The Company continued to improve its cash conversion, reducing its average operating cycle time to 167 days in the second quarter compared to 179 days in the same period last fiscal year, contributing to improved efficiency and availability. Our liquidity remains strong with no outstanding borrowings on our $150.0 million ABL at the end of the quarter.
Updates Guidance for Fiscal Year

The Company’s year-to-date performance combined with improved near-term visibility supports its decision to increase its sales guidance to $2.4 billion to $2.6 billion, up from $2.3 billion to $2.5 billion, and tighten the bottom end of its adjusted EBITDA guidance range by $10 million to $215 million to $235 million.
Financial Results Investor Call
The Company will hold an earnings conference call and webcast on November 12, 2025, at 9 a.m. EST. Investors and analysts interested in participating in the call are invited to dial +1 (646) 769-9200 or (800) 330-6710 and use conference ID 2153372. The webcast can be accessed at http://investors.pyxus.com.
This release, as well as the Company’s second quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2025, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, the imposition of tariffs and other changes in international trade policies; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the conflicts in the Middle East and disruptions affecting shipping in that area; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into the Company's business activities, including but not limited to, leaf tobacco industry buying and other payment practices; and impact of proposed regulations to prohibit the sale of cigarettes and certain other tobacco products in the United States other than low-nicotine versions of those products. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2026 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.
About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Sales and other operating revenues	$570,210	$566,383	$1,079,025	$1,201,238
Cost of goods and services sold	482,421	490,914	925,610	1,041,917
Gross profit	87,789	75,469	153,415	159,321
Selling, general, and administrative expenses	40,142	38,875	80,511	79,537
Other expense, net	879	3,292	5,055	5,922
Restructuring and asset impairment charges	40	224	121	327
Operating income	46,728	33,078	67,728	73,535
Gain on debt retirement	—	6,855	—	8,178
Interest expense, net	37,922	35,750	67,689	69,022
Income before income taxes and other items	8,806	4,183	39	12,691
Income tax expense	10,305	8,041	15,532	14,160
Income (loss) from unconsolidated affiliates, net	597	585	(672)	3,148
Net (loss) income	(902)	(3,273)	(16,165)	1,679
Net (loss) income attributable to noncontrolling interests	(23)	(46)	539	264
Net (loss) income attributable to Pyxus International, Inc.	$(879)	$(3,227)	$(16,704)	$1,415

(Loss) earnings per share:
Basic	$(0.03)	$(0.12)	$(0.65)	$0.06
Diluted	$(0.03)	$(0.12)	$(0.65)	$0.06

Weighted average number of shares outstanding:
Basic	25,806	25,825	25,739	25,683
Diluted	25,806	25,825	25,739	25,683

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2025	September 30, 2024
Assets
Current assets
Cash and cash equivalents	$99,237	$123,486
Restricted cash	7,211	7,446
Trade receivables, net	195,364	226,376
Other receivables	18,878	11,125
Inventories, net	1,135,183	974,570
Advances to tobacco suppliers, net	86,559	77,999
Recoverable income taxes	13,058	2,988
Prepaid expenses	51,577	43,095
Other current assets	19,788	18,988
Total current assets	1,626,855	1,486,073
Investments in unconsolidated affiliates	96,256	104,403
Intangible assets, net	26,274	31,587
Deferred income taxes, net	12,341	7,121
Long-term recoverable income taxes	5,118	4,008
Other noncurrent assets	41,552	34,916
Right-of-use assets	29,573	32,420
Property, plant, and equipment, net	139,015	136,146
Total assets	$1,976,984	$1,836,674

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$908,037	$744,779
Accounts payable	134,157	152,594
Advances from customers	82,346	75,796
Accrued expenses and other current liabilities	109,242	103,393
Income taxes payable	12,425	13,589
Operating leases payable	9,136	8,279
Current portion of long-term debt	—	89
Total current liabilities	1,255,343	1,098,519
Long-term taxes payable	5,823	2,573
Long-term debt	455,311	489,470
Deferred income taxes	8,128	6,303
Liability for unrecognized tax benefits	24,546	12,510
Long-term leases	18,302	21,617
Pension, postretirement, and other long-term liabilities	57,565	54,923
Total liabilities	$1,825,018	$1,685,915
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 for all periods)	$393,392	$392,421
Retained deficit	(256,829)	(253,876)
Accumulated other comprehensive income	9,318	7,636
Total stockholders’ equity of Pyxus International, Inc.	145,881	146,181
Noncontrolling interests	6,085	4,578
Total stockholders’ equity	151,966	150,759
Total liabilities and stockholders’ equity	$1,976,984	$1,836,674

Segment Results

Three Months Ended September 30, 2025 and 2024
	Three Months Ended September 30,
			Change
(in millions, except per kilo amounts)	2025	2024	$	%
Leaf:
Product revenues	$511.2	$515.8	(4.6)	(0.9)
Tobacco costs	418.3	428.9	(10.6)	(2.5)
Transportation, storage, and other period costs	19.1	18.0	1.1	6.1
Total product cost of goods sold	437.4	446.9	(9.5)	(2.1)
Product gross profit	73.8	68.9	4.9	7.1
Product gross profit as a percent of sales	14.4%	13.4%

Kilos sold	91.4	86.0	5.4	6.3
Average price per kilo	$5.59	$6.00	(0.41)	(6.8)
Average cost per kilo	4.79	5.20	(0.41)	(7.9)
Average gross profit per kilo	0.80	0.80	—	—

Processing and other revenues	$55.5	$48.3	7.2	14.9
Processing and other costs of services sold	41.2	40.1	1.1	2.7
Processing and other gross profit	14.3	8.2	6.1	74.4
Processing and other gross profit as a percent of sales	25.8%	17.0%

All Other:
Sales and other operating revenues	$3.6	$2.2	1.4	63.6
Cost of goods and services sold	3.9	3.9	—	—
Gross loss	(0.3)	(1.7)	(1.4)	(82.4)
Gross loss as a percent of sales	(8.3)%	(77.3)%
	482	570	88

Segment Results

Six Months Ended September 30, 2025 and 2024
	Six Months Ended September 30,
			Change
(in millions, except per kilo amounts)	2025	2024	$	%
Leaf:
Product revenue	$969.4	$1,105.0	(135.6)	(12.3)
Tobacco costs	794.0	912.9	(118.9)	(13.0)
Transportation, storage, and other period costs	44.2	42.8	1.4	3.3
Total cost of goods sold	838.2	955.7	(117.5)	(12.3)
Product revenue gross profit	131.2	149.3	(18.1)	(12.1)
Product revenue gross profit as a percent of sales	13.5%	13.5%

Kilos sold	158.3	181.7	(23.4)	(12.9)
Average price per kilo	$6.12	$6.08	0.04	0.7
Average cost per kilo	5.30	5.26	0.04	0.8
Average gross profit per kilo	0.82	0.82	—	—

Processing and other revenues	$105.6	$90.1	15.5	17.2
Processing and other revenues costs of services sold	83.8	77.5	6.3	8.1
Processing and other gross profit	21.8	12.6	9.2	73.0
Processing and other gross profit as a percent of sales	20.6%	14.0%

All Other:
Sales and other operating revenues	$4.0	$6.1	(2.1)	(34.4)
Cost of goods and services sold	3.7	8.7	(5.0)	(57.5)
Gross profit (loss)	0.3	(2.6)	2.9	**
Gross profit (loss) as a percent of sales	7.5%	(42.6)%
	925,610	1,079,025	153,415

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Six Months Ended			Fiscal Year Ended		Last Twelve Months (6)
(in thousands)	September 30, 2025	September 30, 2024	September 30, 2023	September 30, 2025	September 30, 2024	September 30, 2023	March 31, 2025	March 31, 2024	September 30, 2025	September 30, 2024
Net (loss) income attributable to Pyxus International, Inc.	$(879)	$(3,227)	$8,095	$(16,704)	$1,415	$8,899	$15,166	$2,663	(2,953)	$(4,821)
Plus: Interest expense	39,002	37,180	34,034	69,625	71,655	66,400	133,108	132,174	131,078	137,429
Plus: Income tax expense	10,305	8,041	7,558	15,532	14,160	10,204	25,053	27,281	26,425	31,237
Plus: Depreciation and amortization expense	5,198	5,065	4,713	10,367	10,192	9,319	20,334	19,250	20,509	20,123
EBITDA (1)	53,626	47,059	54,400	78,820	97,422	94,822	193,661	181,368	175,059	183,968
Plus: (Recoveries) reserves for doubtful customer receivables	(40)	(35)	116	(266)	122	251	103	640	(285)	511
Plus: Noncash equity-based compensation	256	601	—	493	3,632	—	4,110	—	971	3,632
Plus: Other expense, net	879	3,292	1,089	5,055	5,922	3,713	16,410	9,439	15,543	11,648
Plus: Restructuring and asset impairment charges (2)	40	224	1,254	121	327	1,294	2,259	4,799	2,053	3,832
Less: Gain on debt retirement	—	6,855	—	—	8,178	—	8,178	15,914	—	24,092
Plus: Debt restructuring	—	—	35	—	—	175	—	330	—	155
Plus: Pension retirement expense (3)	—	—	—	—	—	—	—	12,008	—	12,008
Plus: Other adjustments (4)	—	6	219	(11)	15	511	45	1,247	19	751
Adjusted EBITDA (1)	$54,761	$44,292	$57,113	$84,212	$99,262	$100,766	$208,410	$193,917	$193,360	$192,413

Total debt							$849,892	$1,017,340	$1,363,348	$1,234,338
Less: Cash and cash equivalents							78,254	92,569	99,237	123,486
Net Debt (1)							$771,638	$924,771	$1,264,111	$1,110,852
Net Debt /Adjusted EBITDA (1)							3.70x	4.77x	6.54x	5.77x

Adjusted EBITDA (1)							$208,410	$193,917	$193,360	$192,413
Interest expense							133,108	132,174	131,078	137,429
Interest coverage							1.57x	1.47x	1.48x	1.40x

Net cash (used in) provided by operating activities	$(85,641)	$(28,093)	$30,254	$(580,928)	$(280,269)	$(255,420)	$(13,386)	$(214,970)	$(314,045)	$(239,819)
Capital expenditures	(5,451)	(4,687)	(5,564)	(9,730)	(9,784)	(9,225)	(23,028)	(21,043)	(22,974)	(21,602)
Collections from beneficial interests in securitized trade receivables (5)	67,804	69,856	48,877	108,811	101,597	79,296	188,312	175,911	195,526	198,212
Adjusted Free Cash Flow (1)	$(23,288)	$37,076	$73,567	$(481,847)	$(188,456)	$(185,349)	$151,898	$(60,102)	$(141,493)	$(63,209)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the fiscal year ended March 31, 2025 included employee separation charges primarily related to the continued restructuring of certain leaf operations. Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations.

(3) During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations.

(4) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), and (iii) the subtraction of the Adjusted EBITDA of the industrial hemp operations, which is calculated on the same basis as Adjusted EBITDA presented in this table.

(5) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(6) Items for the twelve months ended September 30, 2025 are derived by adding the items for the six months ended September 30, 2025 as presented in the table and the fiscal year ended March 31, 2025 and subtracting the items for the six months ended September 30, 2024. Items for the twelve months ended September 30, 2024 are derived by adding the items for the six months ended September 30, 2024 as presented in the table and the fiscal year ended March 31, 2024 and subtracting the items for the six months ended September 30, 2023.